Exhibit 10.6

SURANCEPLUS HOLDINGS LTD.

2024 EQUITY INCENTIVE PLAN

RESTRICTED SHARE AWARD

Dear ______________:

You have been granted an award of ordinary shares of SurancePlus Holdings Ltd. (the “Company”) constituting a Restricted Share Award under the SurancePlus Holdings Ltd. 2024 Equity Incentive Plan (the “Plan”), effective as of the Grant Date, with the following terms and conditions:

Grant Date:	[_____________]

Vesting Commencement Date:	[_______________]

Number of Restricted Shares (“Restricted Shares”):	[__________________]

Vesting Schedule:	The Restricted Shares will vest as follows [ ], provided you are continuously employed by or in the service of the Company or its Affiliates until the applicable vesting date. The vesting of the Restricted Shares will accelerate in the following circumstances:

	●	If you are continuously employed with, or in the service of, the Company or its Affiliates through the date preceding the date of a “Change of Control” (as in the Plan), then 100% of the Restricted Shares will vest in full on the date of such Change of Control.

	●	If your employment or service relationship with the Company and its Affiliates is terminated as a result of your death or disability (within the meaning of Code Section 22(e)(3)), then 100% of the Restricted Shares will vest in full on the date of such termination.

Except as otherwise provided above, upon your termination of employment with, or cessation of services to, the Company and its Affiliates prior to the date the Restricted Shares are vested, you will forfeit the unvested Restricted Shares.

Release of Shares:	The Restricted Shares will be held in an account at the Company’s transfer agent pending vesting. As soon as practicable after any Restricted Shares vest, the applicable restrictions on the Restricted Shares will be removed and such Shares will be issued according to your instructions.

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Transferability of Restricted Shares:	You may not sell, transfer or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a shareholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award that will remain effective after such Shares have vested.

Voting and Dividends:

While the Restricted Shares are subject to forfeiture, you may exercise full voting rights so long as the applicable record date occurs before you forfeit the Restricted Shares. Any dividends or other distributions paid with respect to the Restricted Shares for which the record date occurs before you forfeit the Restricted Shares will be held in the custody of the Company and will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award that apply to the Restricted Shares with respect to which such dividends or other distributions were made. All such dividends or other distributions shall be paid to you within 45 days following the full vesting of the Restricted Shares with respect to which such dividends or other distributions were made.

Notwithstanding any provision of this Award to the contrary, if you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the guidance thereunder on the date of your termination of employment or service, then, to the extent required for compliance with Code Section 409A, any payment to you under this Award to you made on account of your termination for any reason other than death will be delayed until the date that is six months after your termination or such earlier date permitted by Code Section 409A.

Transferability of Award:	You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment will be null and void.

Market Stand-Off:	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

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Tax Withholding:

You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. You understand that you may alter the tax treatment of the Shares subject to this Award by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Such election may be filed only within thirty (30) days after the date of this Award. You should consult with your tax advisor to determine the tax consequences of acquiring the Shares and the advantages and disadvantages of filing the Code Section 83(b) election. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives to make this filing on your behalf.

To the extent that the receipt or the vesting of the Restricted Shares, or the payment of dividends or other distributions on the Restricted Shares, or any other event, results in income to you for Cayman Islands or U.S. federal, state or local income tax purposes, except as otherwise provided in the following paragraph, if the Company is obligated to withhold taxes in connection with such receipt, vesting, payment or other event, as the case may be, you shall deliver to the Company such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

Miscellaneous:

As a condition of the granting of this Restricted Share Award, you agree, for yourself and your legal representatives or guardians, that this Restricted Share Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Restricted Share Award or the Plan and any determination made by the Committee pursuant to this Restricted Share Award shall be final, binding and conclusive.

Subject to the terms of the Plan, the Committee may modify or amend this Restricted Share Award without your consent as permitted by the Plan or: (i) to the extent such action is deemed necessary by the Committee to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Company’s ordinary shares are then traded; (ii) to the extent the action is deemed necessary by the Committee to preserve favorable accounting or tax treatment of this Award for the Company; or (iii) to the extent the Committee determines that such action does not materially and adversely affect the value of this Restricted Share Award or that such action is in the best interest of you or any other person who may then have an interest in this Restricted Share Award.

This Restricted Share Award may be executed in counterparts.

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This Restricted Share Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED SHARE AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Recipient has executed this Agreement, effective as of the Grant Date.

SURANCEPLUS HOLDINGS LTD.		RECIPIENT

By:
	(Authorized Officer)	(Signature)
	(Please print name)	(Please print name)
(Please print title)

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